Exhibit 99.1

Blockbuster Inc. Announces Expiration of Tender Offers for Equity and Debt

of Hollywood Entertainment

DALLAS – March 25, 2005 – Blockbuster Inc. (NYSE: BBI, BBI.B) today announced that its offer to acquire all of the outstanding shares of Hollywood Entertainment Corporation (NASDAQ: HLYW) for $14.50 in value, comprised of $11.50 in cash and $3.00 in Blockbuster class A common stock, and its offer to purchase for cash any and all of the outstanding 9.625% Senior Subordinated Notes due 2011 issued by Hollywood expired in accordance with their terms at midnight, New York City time, on March 24, 2005.

“Our decision not to extend our offers was reached after a careful review of all of the available facts and circumstances. Among those things that played prominently for us were Hollywood’s recent public filings and the unlikely resolution of our request for regulatory clearance on an acceptable timetable. Given the current circumstances, in our judgment it is not in Blockbuster’s best interest to continue to pursue the acquisition,” said John Antioco, Blockbuster Chairman and CEO.

The tender offers expired in accordance with their terms, and Blockbuster will not accept for payment and will not pay for any tendered shares or notes.

All tendered shares and notes will be promptly returned to holders.

Contact:	Press
Randy Hargrove
Senior Director, Corporate Communications
(214) 854-3190

Analysts/Investors
Mary Bell
Senior Vice President, Investor Relations
(214) 854-3863
or
Angelika Torres
Director, Investor Relations
(214) 854-4279

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